BROKER-DEALER AND GENERAL AGENT
SALES AGREEMENT

This Broker-Dealer and General Agent Agreement (“Agreement”), dated as of ______________, 20____ (the "Effective Date"), is by and among Foresters Financial Services Inc. ("Distributor"), Foresters Life Insurance and Annuity Company (“FLIAC,” together with Distributor, “Foresters”), and Cetera Investment Services LLC ("Broker-Dealer" and “General Agent").

W I T N E S S E T H:

WHEREAS, the Distributor and the Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("1934 Act"), and members of the Financial Industry Regulatory Authority;

WHEREAS, the General Agent, which is the same person as the Broker-Dealer and whose individual agents are also registered representatives of the Broker-Dealer, is an insurance agency duly licensed to sell variable life insurance and variable annuities in every state or other jurisdiction in which the General Agent intends to perform the services hereunder;

WHEREAS, FLIAC, pursuant to one or more distribution agreements (“Distribution Agreements”), has appointed the Distributor as principal underwriter or distributor of the Variable Accounts and as distributor of the Contracts (each such capitalized term defined below) and has authorized the Distributor to recommend persons for appointment as agents of FLIAC to solicit applications for the sale of the Contracts;

WHEREAS, it is intended that the Broker-Dealer and General Agent be authorized to offer and sell the Contracts available for solicitation and sale subject to the terms and conditions set forth herein; and

WHEREAS, the Broker-Dealer and General Agent have been designated as Broker-of-Record (as defined below) in FLIAC’s records for purposes or servicing and receiving compensation payable in connection with certain in-force Contracts.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE I
Definitions

§1.1 Defined Terms. In addition to any terms defined elsewhere in this Agreement, the terms defined in this Section 1.1, whenever used in this Agreement (including in the Schedules and Exhibits), shall have the respective meanings indicated.

a. Affiliated Person or Affiliate -- With respect to a person, any other person controlling, controlled by, or under common control with, such person.

b. Agent -- An individual associated with the General Agent and registered with FINRA as a representative of the Broker-Dealer and who is appointed by FLIAC as an insurance agent for the purpose of soliciting applications for the Contracts.

c. Broker-of-Record -- The person designated in FLIAC’s records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is authorized to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the records of FLIAC, at the time such Premium is accepted by FLIAC. In the case of any payment of compensation payable with respect to Contract value or client services, the Broker-of-Record shall be the party designated as such in the records of FLIAC, in accordance with the rules and procedures of FLIAC at the time any such payment is payable. In the case of compensation payable on annuitization of a Contract, the Broker-of-Record shall be the party designated as such in the records of FLIAC on the annuity commencement date specified in such Contract. For purposes of this Agreement, Broker-Dealer shall be the Broker-of-Record for all Contracts subject to this Agreement.

d. Contract Prospectus – The prospectus for the interests under the Contracts included within a Contract Registration Statement and including any Contract prospectus or supplement separately filed under the 1933 Act. The Contract Prospectus also shall include the statement of additional information which is part of the Contract Registration Statement, unless the context otherwise requires.

e. Contract Registration Statements – The most recent effective registration statements, or most recent effective post-effective amendments thereto, relating to interests under the Contracts and in the Variable Accounts, as required by the 1933 Act and the 1940 Act, including financial statements therein and all exhibits thereto.

f. Contracts – The classes of life insurance policies and annuity contracts, including certificates, issued by FLIAC which are identified in Schedule 1, which includes both those classes of Contracts which are available for solicitation and sale by the Broker-Dealer and the General Agent under this Agreement as well as those classes of Contracts which are not available for sale but for which the Broker-Dealer and the General Agent have been designated Broker-of-Record. Schedule 1 may be modified from time to time, as provided in Section 2.6.

g. ERISA – The Employee Retirement Income Security Act of 1974, as amended.

h. FINRA -- Financial Industry Regulatory Authority.

i. Internal Revenue Code – The Internal Revenue Code, as amended.

j. 1940 Act -- Investment Company Act of 1940, as amended.

k. 1934 Act -- Securities Exchange Act of 1934, as amended.

l. 1933 Act -- Securities Act of 1933, as amended.

m. Premium -- Any premium, contribution or other consideration relating to the Contracts.

n. SEC or Commission – U.S. Securities and Exchange Commission.

o. Trust -- The Delaware VIP Trust and any other entity available for investment through the Variable Accounts under the Contracts.

p. Trust Prospectus – The prospectus for the Trust included within the Trust Registration Statement and including any Trust prospectus or supplement separately filed with the SEC under the 1933 Act. The Trust Prospectus also shall include the statement of additional information which is part of the Trust Registration Statement, unless the context otherwise requires. For purposes of Article XI, the term “Trust Prospectus” shall include every version of the Trust Prospectus during the term of this Agreement.

q. Trust Registration Statement – The most recent effective registration statement or most recent effective post-effective amendment thereto relating to the Trust filed with the SEC as required by the 1933 Act and the 1940 Act, including financial statements therein and all exhibits thereto. For purposes of Article XI, the term “Trust Registration Statement” shall include every version of the Trust Registration Statement during the term of this Agreement.

r. Variable Accounts -- Segregated asset accounts established by FLIAC pursuant to state law as funding vehicles for the Contracts.

§1.2 Cross-References. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a section, article, schedule or exhibit of this Agreement, unless otherwise indicated.

ARTICLE II
Authorization of Broker-Dealer and General Agent

§2.1 Authority to Distribute Contracts. Pursuant to the authority granted to it by FLIAC the Distributor hereby authorizes the Broker-Dealer, under the securities laws, and FLIAC authorizes the General Agent under the insurance laws, each in a non-exclusive capacity, to distribute the Contracts identified on Schedule 1 as available for solicitation and sale. The Broker-Dealer and the General Agent accept such authorization and, subject to §2.7 below, agree to use their best efforts to find purchasers for the Contracts in each case acceptable to FLIAC. The Broker-Dealer and the General Agent understand that the public offering and solicitation for interests under the Contracts are not permitted to commence, or to continue, unless the Contract Registration Statement has become effective and, with respect to each state or other jurisdiction in which Contract applications are to be solicited, the Contracts are qualified for sale under all applicable securities and insurance laws for such state or other jurisdiction. The Broker-Dealer and the General Agent agree that the solicitation of applications for the sale of a class of Contracts added to Schedule 1 as available for solicitation and sale will commence as soon as practicable after the Contract Registration Statement has become effective, and in case of all other classes of Contracts as soon as practicable after they have been added on Schedule 1.

§2.2 Notification by Distributor. The Distributor shall notify the Broker-Dealer and the General Agent:

a. Of all states and other jurisdictions in which the Contracts are qualified for sale and of the states and other jurisdictions in which the Contracts may not be lawfully sold;

c. Of any request by the SEC for any amendments or supplements to a Contract Registration Statement; or of any request for additional information that must be provided by the Broker-Dealer or the General Agent or any Affiliate of the Broker-Dealer or the General Agent;

d. Of the issuance by the SEC of any stop order with respect to a Contract Registration Statement or the initiation of any proceedings for that purpose; or for any other purpose relating to the registration and/or offering of the Contracts;

e. If any event occurs as a result of which the Contract Prospectus(es) or any sales literature for the Contracts would include any untrue statement of a material fact; or omit or fail to state a material fact necessary to make the statements therein not misleading.

The Distributor will promptly notify the Broker-Dealer and the General Agent of these matters.

§2.3 Authority to Recommend Agent Appointments. The General Agent is vested under this Agreement with power and authority to select and recommend individuals who are associated with the General Agent and are registered representatives of the Broker-Dealer for appointment as agents of FLIAC, and only individuals so recommended by the General Agent to the FLIAC shall become Agents, provided that FLIAC reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

§2.4 Limitations on Authority. Neither the Broker-Dealer nor the General Agent shall possess or exercise any authority on behalf of FLIAC or the Distributor other than that expressly conferred on the Broker-Dealer or the General Agent by this Agreement. In particular, and without limiting the foregoing, neither the Broker-Dealer nor the General Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of FLIAC (i) to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; (ii) to waive any Contract provision; (iii) to extend the time for payment of any Premiums; or (iv) to receive owed monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding owed monies or Premiums to FLIAC).

§2.5 Insurer's Right to Reject Applications. The Broker-Dealer and the General Agent acknowledge that, FLIAC has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium. In the event that FLIAC rejects an application solicited by an Agent, FLIAC will return any Premium paid by the applicant directly to such applicant and will promptly notify the General Agent or Broker-Dealer of such action. In the event that a purchaser exercises his or her free look right under a Contract, any amount to be refunded as provided in such Contract will be so refunded to the purchaser by FLIAC that issued such Contract, and FLIAC will promptly notify the General Agent of such action.

§2.6 Contracts Included Under Agreement. Schedule 1 to this Agreement lists or otherwise describes the life insurance and annuity contracts which are included as Contracts made available under this Agreement, and sets forth any additional terms, conditions and limitations particular to any class of Contracts. Schedule 1 may be amended by Foresters in its sole discretion from time to time to add other classes of annuity contracts or life insurance contracts issued by FLIAC and distributed by the Distributor pursuant to any distribution agreement with FLIAC which relates to the Contracts as long as prior written notice is provided to the Broker-Dealer or General Agent. The provisions of this Agreement shall apply with equal force to such additional Contracts unless the context otherwise requires. Schedule 1 may be amended by Foresters in its sole discretion from time to time to remove, or otherwise terminate the offering of, any class or classes of Contracts previously made available under this Agreement and/or to modify any terms, conditions and limitations relating thereto. The Broker-Dealer and the General Agent shall be deemed to have agreed and assented to any amendments to Schedule 1, including without limitation any additional terms, conditions and limitations if they submit applications or accept compensation for Contracts on such amended Schedule 1.

§2.7 Independent Contractor Status. Foresters acknowledges that the Broker-Dealer and the General Agent are each independent contractors. Accordingly, while the Broker-Dealer and the General Agent agree to use their best efforts to solicit applications for the Contracts, the Broker-Dealer and the General Agent are not obligated or expected to give full time and energies to the performance of their obligations hereunder or to sell or solicit a specified number of Contracts, nor are the Broker-Dealer and the General Agent obligated or expected to represent FLIAC or the Distributor exclusively. Nothing herein contained shall constitute the Broker-Dealer, the General Agent, or any agents or representatives of the Broker-Dealer or the General Agent as employees of FLIAC or the Distributor.

§2.8 ERISA Fiduciary Status. The Broker-Dealer and the General Agent acknowledge that neither the Distributor in the performance of its functions under the Agreement, FLIAC in the performance of its functions as the issuer of any Contracts sold or solicited by the Broker-Dealer and the General Agent pursuant to this Agreement, nor any affiliate of FLIAC or the Distributor is acting in a fiduciary capacity in the context of ERISA, or otherwise in connection with this Agreement. To the extent that the Broker-Dealer, the General Agent and/or any Agent acts as an “investment advice fiduciary,” as defined pursuant to applicable rules under ERISA with respect to any Contract, they shall comply with applicable fiduciary standards. If, in acting as an investment advice fiduciary, the Broker-Dealer, the General Agent and/or any Agent may be engaged in a prohibited transaction(s) described in section 406(a) or (b) of ERISA or section 4975(c) of the Internal Revenue Code with respect to any Contract, they shall comply with all conditions of an applicable prohibited transaction exemption that covers the transaction.

ARTICLE III
Licensing and Registration of Broker-Dealer, General Agent and Agents

§3.1 Broker-Dealer Qualifications. The Broker-Dealer represents that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of the FINRA. The Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder and in which such registration is required, and be a member in good standing of the FINRA.

§3.2 General Agent Qualifications. The General Agent represents that it is a licensed insurance producer entity where required to solicit applications, holding all producer, agent and broker licenses required under applicable law in light of its activities hereunder. The General Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which the General Agent intends to perform its functions and fulfill its obligations hereunder.

§3.3 Qualifications of Broker-Dealer Representatives. The Broker-Dealer represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Contracts on behalf of Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold or otherwise service the Contracts unless such individual is an associated person of the Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act), is not subject to a statutory disqualification (as that term is defined in the 1934 Act) and is duly registered with FINRA and any applicable state securities regulatory authority as a registered person of the Broker-Dealer qualified to distribute the Contracts in such state or other jurisdiction.

§3.4 Qualifications of General Agent's Agents and Appointment of Agents. The General Agent represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Contracts on behalf of the General Agent in any state or other jurisdiction unless such individual is duly appointed as an agent of the General Agent, duly licensed and appointed as an agent of FLIAC and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold or serviced by such individual under the insurance laws of such state or jurisdiction. The General Agent understands that certain states may require that a special variable contracts examination be passed by an agent before he or she can solicit applications for the Contracts. Nothing in this Agreement is to be construed as requiring FLIAC to obtain a license or issue a consent or appointment to enable any particular agent to solicit or sell Contracts. All matters concerning the licensing of any individuals recommended for appointment by the General Agent under any applicable state insurance law shall be a matter directly between the General Agent and such individual. The General Agent shall furnish FLIAC with proof of proper licensing of such individual or other proof, reasonably acceptable to FLIAC, of satisfaction by such individual of licensing requirements prior to the appointment of any such individual as an agent of FLIAC. In conjunction with the submission of appointment papers for all such individuals as insurance agents of FLIAC, the General Agent shall be deemed to represent, to the best of its belief and knowledge, that each individual is competent and qualified to act as an agent for FLIAC.

§3.5 Violent Crime Control and Law Enforcement Act. The Broker Dealer and the General Agent shall not knowingly recommend anyone to FLIAC for appointment to conduct insurance business who is disqualified from engaging in the business of insurance under 18 U.S.C. Section 1033 (Violent Crime Control and Law Enforcement Act), or who has not otherwise received consent and/or waiver from an authorized insurance regulator to engage in the business of insurance. The Broker-Dealer shall promptly notify the Distributor in writing if it becomes aware that any Agent who is appointed by FLIAC has updated his or her Form U4 to disclose a conviction that would disqualify him or her from engaging in the business of insurance under 18 U.S.C. Section 1033 (Violent Crime Control and Law Enforcement Act) and has not otherwise received the consent and/or waiver from an authorized insurance regulator to engage in the business of insurance.

ARTICLE IV
Broker-Dealer and General Agent Compliance

§4.1 Supervisory Responsibilities of General Agent. The General Agent shall train, supervise and be solely responsible for the conduct of the Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents' compliance with, applicable rules and regulations of any governmental or other insurance authorities that have jurisdiction over insurance contract activities, as well as the rules and procedures of FLIAC pertaining to the solicitation, sale and submission of applications for the Contracts and the provision of services relating to the Contracts, as provided in writing to the General Agent by FLIAC from time to time. The General Agent shall be solely responsible for background investigations of the proposed agents to determine their qualifications, good character and moral fitness to sell the Contracts.

§4.2 Supervisory Responsibilities of Broker-Dealer. The Broker-Dealer shall be responsible for securities training, supervision and control of the Agents in connection with their solicitation activities and any incidental services with respect to the Contracts, and shall supervise Agents' compliance with, applicable federal and state securities laws and SEC and FINRA requirements in connection with such solicitation activities and with the rules and procedures of FLIAC, as provided in writing to the Broker-Dealer by FLIAC from time to time. Without limiting the generality of the foregoing, Broker-Dealer shall:

a. Ensure that Agents complete such general and product specific training as the Distributor or FLIAC shall require from time to time;

b. Inform Agents of applicable state insurance suitability, standard of care and similar requirements applicable to the Contracts; and

c. Supervise Agents’ recommendations regarding the Contracts for compliance with suitability, standard of care requirements and similar requirements under applicable state insurance law, federal securities laws including SEC rules and with FINRA rules applicable to variable annuities (without regard to whether the Contracts are variable annuities subject to FINRA rules).

§4.3 Compliance With Applicable Laws. The Broker-Dealer and the General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. The Broker-Dealer and/or the General Agent shall notify the Distributor and FLIAC promptly following discovery, in writing, if Broker-Dealer and/or the General Agent fail to comply with any of the laws and regulations applicable to either of them in the solicitation or servicing of Contracts.

§4.4 Restrictions on Sales Activity. The Broker-Dealer, the General Agent, and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or other jurisdiction in which the Contracts may not lawfully be sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, the Broker-Dealer and the General Agent may rely on written notification, as revised from time to time, received from Foresters. If, prior to the Broker-Dealer and/or the General Agent’s receipt of such written notification from Distributor, the Broker-Dealer and/or General Agent offers or attempts to offer the Contracts, solicits applications for the Contracts, or delivers the Contracts in any state or other jurisdiction in which the Contracts may no longer lawfully be sold or offered for sale, the Broker-Dealer and the General Agent shall not be held liable.

§4.5 Premiums and Other Payments. All Premiums and loan repayments and any other payments from or on behalf of applicants and/or owners of the Contracts shall be sent by the Broker-Dealer or the client to FLIAC at the address indicated in the rules and procedures of FLIAC, as provided in writing by FLIAC from time to time, or at such other address as FLIAC or the Distributor may subsequently specify in writing. Each initial Premium shall be accompanied by a properly completed application for a Contract, unless such Premium is submitted in accordance with the procedures set forth in Exhibit A, which have been accepted and agreed to by the Broker-Dealer and the General Agent, as provided in Exhibit A. Checks for payment of Premiums or outstanding loans shall be drawn to the order of FLIAC.

§4.6 Misdirected Payments. In the event that Premiums or loan repayments are erroneously sent by the client to the General Agent or Broker-Dealer rather than to FLIAC, the General Agent and Broker-Dealer shall promptly (and in any event, within two (2) business days) remit such Premiums or other payments to FLIAC at the address indicated in the rules and procedures of FLIAC. The General Agent and Broker-Dealer acknowledge that if any Premium or other payment is held at any time by either of them, such Premium or other payment shall be held on behalf of the client, and the General Agent or Broker-Dealer shall segregate such Premium or other payment from their own funds and promptly (and in any event, within two (2) business days) remit such Premium or other payment to FLIAC. All such Premiums, whether by check, money order, or wire, shall at all times be the property of FLIAC.

§4.7 Delivery of Contracts. Upon issuance, FLIAC shall deliver each Contract to its purchaser, and recover the cost of delivery from the selling Agent in a manner FLIAC deems appropriate.

§4.8 Restrictions on Communications. Neither the Broker-Dealer nor the General Agent, nor any of their directors, partners, officers, employees, registered persons, associated persons, agents or affiliated persons, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, the Variable Accounts or the Trust other than information or representations contained in the Contract and Trust Prospectuses, statements of additional information and Registration Statements or in reports or proxy statements therefor; or in promotional, sales or advertising material or other information supplied and approved in writing by the Distributor and intended to be used for this purpose.

§4.9 Directions Given on Behalf of Contract Owners. The Broker-Dealer and the General Agent shall be solely responsible for the accuracy and propriety of any instruction given or action taken by an Agent on behalf of an owner or prospective owner of a Contract, including any instruction or action pursuant to Exhibit A. Neither the Distributor nor FLIAC shall have any responsibility or liability for any action taken or omitted by it or by them in good faith in reliance on or by acceptance of such an instruction or action.

§4.10 Restrictions on Sales Material and Name Usage. The Broker-Dealer and the General Agent shall neither use nor authorize the use of any promotional, sales or advertising material relating to the Contracts, FLIAC, the Variable Accounts, or the Trust without the prior written approval of Foresters, nor shall any of them make any changes to any material approved or provided by Foresters. Furthermore, the Broker-Dealer and the General Agent shall neither use nor authorize the use of the name of FLIAC or the Distributor, or any other name, trademark, service mark, symbol or trade style that is now or may hereafter be owned by FLIAC or the Distributor, except in the manner and to the extent that such use may be specifically authorized in writing by FLIAC or the Distributor.

§4.11 Market Timing and Other Prohibitions. The Broker-Dealer and the General Agent understand and acknowledge that Foresters, in its sole discretion and at any time during the term of this Agreement, may restrict or prohibit the solicitation, offer or sale of Contracts and Premiums thereunder in connection with any so-called "market timing" or "asset allocation" program, plan, arrangement or service. Should Foresters determine in its sole discretion that the Broker-Dealer or the General Agent is soliciting, offering or selling, or has solicited, offered or sold, Contracts or Premiums subject to any so-called "market timing" or "asset allocation" program, plan, arrangement or service which is not permitted under this Agreement (an "unapproved program"), Foresters may take such action which is necessary, in its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Article XI and any other liability that the Broker-Dealer and the General Agent might have, Foresters may hold the Broker-Dealer and the General Agent liable for any actual damages or losses sustained by the Distributor or any of its Affiliates, or the Trust or FLIAC, as a result of any unapproved program which causes such losses or damages following solicitation, offer or sale of a Contract or Premium subject to any unapproved program or similar service made available by or through the Broker-Dealer or the General Agent. Notwithstanding any prohibitions which may be imposed pursuant to this Section 4.11, the Broker-Dealer and its registered representatives who are Agents may provide incidental services in the form of guidance to applicants and owners of Contracts regarding the allocation of Premiums and Contract value, provided that such services are (i) solely incidental to the Broker-Dealer's activities in connection with the sales of the Contracts, (ii) subject to the supervision and control of the Broker-Dealer, and (iii) furnished in accordance with rules and procedures prescribed by FLIAC.

§4.12 Tax Reporting Responsibility. The Broker-Dealer and the General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents and for any withholding of taxes from compensation paid to Agents, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

§4.13 Maintenance of Books and Records. The General Agent represents that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by FLIAC to reflect adequately the Contracts processed through or serviced by the General Agent. The General Agent shall make such books and records available to FLIAC at any reasonable time upon written request by FLIAC. The Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, FINRA and other agencies having jurisdiction over Broker-Dealer and that may be reasonably required by the Distributor to reflect adequately the Contracts processed through or serviced by the Broker-Dealer and General Agent. Broker-Dealer and General Agent shall make such books and records available to the Distributor at any reasonable time upon written request by the Distributor.

§4.14 Bonding of Agents and Others. The Broker-Dealer represents that all directors, officers, employees, and registered representatives of the Broker-Dealer who are appointed pursuant to this Agreement as Agents for state insurance law purposes or who have access to funds of FLIAC, including but not limited to funds submitted with applications for the Contracts or funds being returned to purchasers of Contracts, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by the Broker-Dealer at the Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the FINRA Conduct Rules. Foresters may require evidence, satisfactory to it, that such coverage is in force, and the Broker-Dealer shall give prompt written notice to the Distributor of any cancellation or change of coverage.

§4.15 Reports to Insurers. The Broker-Dealer and the General Agent shall promptly furnish to FLIAC or its authorized agent any reports and information that FLIAC may reasonably request for the purpose of meeting FLIAC's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of the FINRA. Broker-Dealer shall upon request from the Distributor but no more frequently than annually, provide a written certification that Broker-Dealer has established and maintains a system to supervise the activities of each of its associated persons that is reasonably designed to achieve compliance with applicable securities laws and regulations and with applicable FINRA rules.

§4.16 AML Program.

a. The Broker-Dealer is and shall continue to be in compliance with all applicable provisions of the USA PATRIOT Act of 2001 (the “PATRIOT Act”) and the anti-money laundering (“AML”) requirements of the SEC and FINRA throughout the term of this Agreement, including the implementation and maintenance of an AML program in accordance with Section 352 of the PATRIOT Act and a customer identification program in accordance with the Section 326 of the PATRIOT Act.

b. Broker-Dealer will provide Foresters with an annual certification upon request declaring (i) that it has implemented an AML program in accordance with Section 352 of the PATRIOT Act, and (ii) that it or its agents will perform the specified requirements of a customer identification program in the manner contemplated by Section 326 of the PATRIOT Act.

c. The Broker-Dealer and the General Agent shall not accept any Application for Contracts or forward the same to FLIAC or the Distributor unless the Broker-Dealer and the General Agent have first verified the identity of the applicant in accordance with customer identification program and whether such person appears on any list of known or suspected terrorists or terrorist organization issued by any Federal governmental agency.

§4.17 OFAC Compliance. The Broker-Dealer and the General Agent will not sell any Contracts to: (a) anyone listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, and for which any Pacific Life transactions with such investor are prohibited under the various economic sanctions, laws and regulations administered by OFAC, or (b) a foreign shell bank, as defined in Section 313 of the USA PATRIOT Act.

§4.18 Identity Theft. The Broker-Dealer maintains and shall continue to maintain during the term of this Agreement an identity theft prevention program in compliance with the provisions of the SEC Regulation S-ID, the SEC’s Identity Theft Red Flags Rule.

ARTICLE V
Standard of Conduct for Agents

§5.1 Basic Rules of Conduct. The Broker-Dealer and the General Agent shall ensure that each Agent shall comply with all standards of conduct under applicable law including, but not limited to, the following:

a. An Agent shall be duly qualified, licensed and registered to solicit and participate in the sale of Contracts as provided in Article III.

b. An Agent shall not solicit applications for the Contracts without delivering the appropriate Contract Prospectus(es) the Trust Prospectus and, where required by state insurance law (as set forth in a notice made available by FLIAC), the then currently effective statement of additional information for the Contracts, and any other information whose delivery is specifically required. In soliciting applications for the Contracts, an Agent shall make only those statements, oral or written, which are in accordance with the applicable Contract Prospectus, the Trust Prospectus and written sales literature authorized by Foresters. An Agent shall utilize only those applications for the Contracts provided to the General Agent by Foresters.

c. An Agent shall not recommend the purchase of, or other transaction involving, a Contract to an applicant, unless the Agent has reasonable grounds to believe that such recommendation meets all applicable suitability, standard of care, and similar requirements imposed under the applicable federal or state law or by regulations adopted by any state insurance regulatory authority, the SEC, FINRA, or any other applicable law or regulation, in effect when this Agreement is executed or that may become applicable while this Agreement is in effect. While not limited to the following, a determination of whether a recommendation meets applicable requirements shall be based on information supplied by the applicant after a reasonable inquiry concerning the applicant's insurance and investment objectives and financial situation and needs.

d. An Agent shall require that any payment of an initial Premium, whether in the form of a check or otherwise, be drawn in U.S. dollars on a bank or other appropriate financial institution located in the United States and made payable to FLIAC and, if in the form of a check, signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums.

e. All checks and applications for the Contracts received by an Agent shall be forwarded promptly, and in any event not later than two (2) business days after receipt, to the processing office designated by FLIAC.

f. An Agent shall have no authority to endorse checks to FLIAC.

g. An Agent shall have no authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Contracts.

h. An Agent shall make no representations concerning the continuation of non-guaranteed terms or provisions of the Contracts.

i. An Agent shall have no authority to advertise for, on behalf of, or with respect to FLIAC, the Distributor, the Variable Accounts, the Contracts or the Trust without prior written approval and authorization from the Distributor.

j. An Agent shall have no authority to solicit applications for Contracts or Premiums thereunder which will be subject to or in connection with any so-called "market timing" or "asset allocation" program, plan, arrangement or service which is an unapproved program.

k. An Agent shall not furnish any transfer or other instructions by telephone to FLIAC on behalf of an owner of a Contract without having first obtained from such owner a written authorization for telephonic instructions in a form acceptable to FLIAC.

l. An Agent shall not encourage a prospective purchaser to surrender or exchange an insurance policy or contract issued by FLIAC in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract issued by FLIAC, except to the extent such surrenders or exchanges have been authorized by the Distributor. In the event that an insurance policy or contract issued by FLIAC is surrendered or exchanged in order to purchase a Contract in the absence of such authorization by the Distributor, no compensation shall be paid under this Agreement.

m. An Agent shall act in accordance with the rules and procedures of FLIAC in connection with any solicitation activities relating to the Contracts.

ARTICLE VI
Responsibilities of Foresters for Marketing Materials and Reports

§6.1 Prospectuses and Applications Provided by Foresters. During the term of this Agreement, Foresters will make available to the Broker-Dealer and the General Agent, without charge, with as many copies of the Contract Prospectus(es), Trust Prospectus(es), and applications for the Contracts, as the Broker-Dealer or the General Agent may reasonably request. Upon receipt from Foresters of updated copies of the Contract Prospectus(es), Trust Prospectus(es), and applications for the Contracts, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such documents previously provided to them, except such copies as are needed for purposes of maintaining proper records pursuant to its legal and regulatory recordkeeping obligations, internal policies and procedures and does not have to destroy such documents to the extent that its retention is required in order to comply with is regulators’ and/or auditors’ expectations of best practices and/or applicable law to defend itself in litigation. Upon termination of this Agreement, the Broker-Dealer and the General Agent will promptly return, to Foresters, all Contract and Trust Prospectuses, Contract applications, and other materials and supplies furnished by Foresters to the Broker-Dealer or the General Agent or to the Agents except the copies required for maintenance of records pursuant to its legal and regulatory recordkeeping obligations, internal policies and procedures and does not have to destroy such documents to the extent that its retention is required in order to comply with is regulators’ and/or auditors’ expectations of best practices and/or applicable law to defend itself in litigation.

§6.2 Sales Material Provided by Distributor. During the term of this Agreement, the Distributor will be responsible for providing and approving all promotional, sales and advertising material to be used by the Broker-Dealer and the General Agent for the offer and sale of the Contracts. The Distributor will file such materials or will cause such materials to be filed with the SEC and FINRA, and with any state securities regulatory authorities, as required. Upon termination of this Agreement or earlier written request from FLIAC and/or the Distributor, Broker-Dealer and General Agent will promptly return to Foresters any promotional, sales or advertising material furnished by Foresters to Broker-Dealer, General Agent, or to the Agents.

§6.3 Information Provided by Distributor. The Distributor will compile periodic marketing reports summarizing sales results to the extent reasonably requested by the Broker-Dealer or the General Agent.

§6.4 Scope of Sales Material References. For purposes of this Agreement, all references to sales, promotional, marketing or advertising material shall include all materials considered to be such under applicable federal and state laws, and including, by way of illustration and without limiting the foregoing, all advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media or social media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), and educational or training materials or other communications distributed or made generally available to some or all Agents or employees of the Broker-Dealer or the General Agent.

ARTICLE VII
Commissions, Fees and Expenses

§7.1 Compensation Schedule. During the term of this Agreement, FLIAC, on behalf of the Distributor, shall pay to the General Agent as compensation for Contracts for which the General Agent is the Broker-of-Record, the amounts set forth in Schedule 2 subject to the applicable terms and conditions set forth in Schedule 2 for the Contracts, as such Schedule 2 may be amended or modified at any time, in any manner with prior written notice by FLIAC to the Broker-Dealer and/or General Agent, and subject to the other provisions of this Agreement. Any amendment to Schedule 2 will be applicable to any Contract for which an application or initial Premium is received by FLIAC on or after the effective date of such amendment, in accordance with procedures established by FLIAC but shall not alter the compensation schedule for any Contract issued prior to the effective date of such agreement. Compensation with respect to any Contract shall be paid to the General Agent during the term of this Agreement only for so long as the General Agent is the Broker-of-Record for such Contract and shall cease upon the earlier of the termination of the Agreement or the termination of the General Agent’s status as Broker-of-Record for such Contract or Transferred Contract. Notwithstanding anything to the contrary herein, Broker-Dealer and/or General Agent’s status as the Broker-of-Record for any Contract or Transferred Contract pursuant to this Agreement shall be terminated only as requested by a Contract owner in writing, with the prior written consent of Broker-Dealer and/or General Agent, or upon the material breach of this Agreement by Broker-Dealer and/or General Agent. For the avoidance of doubt, the right of Broker-Dealer and/or General Agent to maintain its status as the Broker-of-Record for any Contract or Transferred Contract, and receive compensation otherwise called for by this Agreement related to such status, shall be vested and continue notwithstanding the termination of this Agreement (except for a termination due to the material breach of this Agreement by Broker-Dealer or General Agent), subject to Broker-Dealer’s and General Agent’s fulfillment and performance of the duties and responsibilities reasonably required of a Broker-of-Record as if this Agreement had not been terminated. The termination of Distributor as distributor of the Contracts or Transferred Contracts, the appointment of a replacement distributor, the change of control of any party hereto, or any other action or inaction by or on behalf of any of the parties hereto shall not terminate Broker-Dealer’s or General Agent’s Broker-of-Record status, except when such event coincides with the termination provisions described above.

§7.2 Limitations on Compensation. No compensation or reimbursement of any kind other than that described in this Agreement is payable to the General Agent or the Broker-Dealer. In addition, the Broker-Dealer and the General Agent recognize that, unless the provisions of Exhibit A apply to the receipt of an initial Premium, all compensation payable to the General Agent hereunder will be disbursed by or on behalf of the Distributor after each Premium is received and accepted by FLIAC and that the Distributor has no obligation to make any payment to the Broker-Dealer or the General Agent until the Distributor has received the payment from FLIAC.

§7.3 Expenses Paid by Broker-Dealer and General Agent. Neither the Broker-Dealer nor the General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of the Distributor or FLIAC. The Broker-Dealer and the General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless the Distributor shall have agreed in advance in writing to share the cost of certain expenses. Initial state appointment fees for agents of FLIAC who are associated with the General Agent will be paid by FLIAC unless otherwise paid by the General Agent or Broker-Dealer. Renewal state appointment fees for any Agent shall be paid by FLIAC if, in the sole discretion of FLIAC, minimum production and activity requirements for the payment of renewal appointment fees have been met by such Agent. Except as otherwise provided herein, the Broker-Dealer and General Agent will be obligated to pay all state appointment fees, including, but not limited to, renewal appointment fees not paid for by FLIAC, transfer fees and termination fees, and any other fees required to be paid to obtain and maintain state insurance licenses for the General Agent and the Agents.

§7.4 No Rights of Agents to Compensation Paid By or on Behalf of Distributor. Agents shall have no interest in this Agreement or right to any commissions to be paid by Distributor or on behalf of Distributor to the General Agent. The Broker-Dealer and General Agent shall be solely responsible for the payment of any commission or consideration of any kind to Agents. The General Agent shall have no interest in any compensation paid by FLIAC to the Distributor, now or hereafter, in connection with the sale of any Contracts under this Agreement.

§7.5 Change in Broker-of-Record. The Broker-Dealer and the General Agent acknowledge and agree that no commission or other compensation shall be paid to the Broker-Dealer or the General Agent with respect to a Contract after the Broker-Dealer and the General Agent are no longer designated as a broker-of-record for such Contract. The Broker-Dealer and the General Agent acknowledge and agree that a commission charge-back may be made against the Broker-Dealer and the General Agent if a commission was paid to the Broker-Dealer and the General Agent while a Contract owner’s request for a change in broker-of-record was being processed. The Broker-Dealer and the General Agent acknowledge and agree that changes in broker-of-record status for the Contracts shall be subject to Section 7.1 hereof and when permitted thereby effected in accordance with FLIAC’s procedures, subject to any additional or alternative procedures.

ARTICLE VIII
Term of Agreement; No Exclusivity

§8.1 Limited Term to Offer and Sell Contracts. The Broker-Dealer and the General Agent shall be authorized to offer and sell the Contracts to the general public and solicit applications for the Contracts pursuant to this Agreement, in the case of Contracts available for solicitation and sale, for a period of one (1) year from the Effective Date, and, unless terminated earlier pursuant to Sections 8.3, 8.4 or 8.5, such authorization shall automatically continue for one (1) year periods thereafter; provided, however, that such authorization for any period shall be limited to the class(es) of Contracts listed on Schedule 1 as available during such period, and shall automatically terminate upon termination of any distribution agreement between the Distributor and FLIAC relating to the Contracts and in such an event, the Broker-Dealer and/or General Agent shall be promptly notified in writing by the Distributor.

§8.2 Termination of Authority to Offer and Sell Contracts. The Broker-Dealer’s and the General Agent’s authority to offer and sell Contracts to the general public and solicit applications for the Contracts pursuant to this Agreement may be terminated by any party hereto, including the Broker-Dealer and/or the General Agent, by giving not less than sixty (60) days advance written notice of such termination to the other parties to this Agreement.

§8.3 Termination of Agreement. Subject to Section 7.1 hereof, this Agreement shall terminate and be of no further force or effect on the date the Broker-Dealer’s and the General Agent’s authority to offer and sell Contracts pursuant to this Agreement terminates pursuant to Section 8.2 or 8.3 above, if there are no Contracts in effect on such date and no applications therefor have been received by FLIAC prior thereto. If one or more Contracts are in effect on such date or any applications therefor have been received by FLIAC prior thereto, then this Agreement shall thereafter continue in full force and effect in all other respects, notwithstanding the termination of the General Agent’s authority to offer and sell Contracts pursuant hereto, as to any of such Contracts in effect, such outstanding applications and/or Contracts subsequently issued pursuant thereto as to which the General Agent is the Broker-of-Record, for as long as the General Agent continues to be the Broker-of-Record with respect thereto unless earlier terminated pursuant to Section 8.5 below.

§8.4 Termination for Cause. If the Broker-Dealer or the General Agent shall default in their respective obligations under this Agreement, or breach any of their respective representations or warranties made in this Agreement, the Distributor may, at its option, cancel and terminate this Agreement with written notice to the Broker-Dealer or General Agent and no compensation shall be payable thereafter.

§8.5 Surviving Provisions. Upon termination of this Agreement pursuant to Section 8.4 or 8.5 above, all rights and obligations hereunder shall cease except that the provisions of Article VII (with respect to Broker-Dealer’s and General Agent’s continuing status as Broker-of-Record, as applicable), Article XI, Article X, Article XI, Article XII, and Section 4.13 shall survive any termination of this Agreement.

ARTICLE IX
Complaints and Investigations

§9.1 Cooperation in Investigations and Proceedings. FLIAC, the Distributor, the Broker-Dealer and the General Agent shall each cooperate fully in any insurance regulatory investigation, proceeding or inquiry or in any judicial or legal proceeding with respect to the other party arising out of or in connection with the Contracts marketed under this Agreement. In addition, FLIAC, the Distributor, the Broker-Dealer and the General Agent shall cooperate fully in any securities regulatory investigation, proceeding or inquiry or in any judicial or legal proceeding with respect to the Distributor, the Broker-Dealer, or their agents, to the extent that such investigation or proceeding is in connection with the Contracts marketed or serviced under this Agreement.

§9.2 Notification and Related Requirements. Without limiting the provisions of Section 9.1:

a. The Broker-Dealer and the General Agent will be notified promptly of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial or legal proceeding received by the Distributor or FLIAC with respect to the Broker-Dealer, General Agent or any Agent, and/or with respect to any Contract marketed or serviced under this Agreement or any activity relating to any such Contract and upon request by the Broker-Dealer or General Agent, the Distributor or FLIAC will promptly provide copies of all relevant materials to the Broker-Dealer or General Agent as is permitted under applicable law, rule or regulation.

b. The Broker-Dealer and the General Agent will promptly notify the Distributor and FLIAC of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial or legal proceeding received by the Broker-Dealer, the General Agent or their Affiliates with respect to themselves, their Affiliates or any Agent in connection with any Contract marketed or serviced under this Agreement or any activity relating to any such Contract and, upon request by FLIAC and/or the Distributor, will promptly provide copies of all relevant materials to FLIAC and/or the Distributor as is permitted under applicable law, rule or regulation.

c. In the case of a customer complaint, FLIAC, the Distributor, the Broker-Dealer and the General Agent will cooperate in investigating such complaint, and any proposed response by the Broker-Dealer or the General Agent to such complaint will be sent to FLIAC and the Distributor for their review and approval not less than five (5) business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone, electronic mail or facsimile. FLIAC and the Distributor shall have the ability to provide written comments to the proposed response until each side mutually agrees on the language of the final response to be communicated to the customer. If the parties cannot mutually agree on the language of the final response, then each party will be responsible for issuing its own separate response.

ARTICLE X
Assignment, Amendment, Confidentiality, Privacy, Security

§10.1 Non-Assignable Except to Certain Affiliates. This Agreement shall be non-assignable by the parties hereto, except that a party may assign its rights and obligations with the prior written consent of the non-assigning parties, which consent shall not be unreasonably withheld, provided that:

a.	the assignee is duly licensed to perform all functions required of that party under this Agreement;

b.	the assignee undertakes to perform such party's functions hereunder; and

c.	in the event that the Broker-Dealer or the General Agent determines to assign its rights and obligations under this Agreement, the Broker-Dealer or the General Agent or assignee pays any state insurance agent appointment fees and any other charges or fees, including taxes, that become due and payable as a result of the assignment.

§10.2 Confidentiality.

a. “Confidential Information” of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas, business practices and agents of such party in any medium, as well as the terms of the Agreement, but shall not include Nonpublic Personal Information (as defined below) which is subject to separate provisions of the Agreement. For purposes of the Agreement and unless otherwise indicated, reference to each party shall include their affiliates and the officers, directors, employees, agents and representatives of such party and its affiliates.

b. All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. No party shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties’ consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties’ Confidential Information to its officers, directors, employees, agents and representatives to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of the Agreement by such officers, directors, employees, agents and representatives.

c. The confidentiality obligations of this Section shall not restrict disclosure by any party to (i) any governmental and “quasi-governmental” authorities, banking, regulatory, self-regulatory and securities regulators or other similar authorities having jurisdiction over such party, pursuant to any applicable state or federal laws, regulatory rules or regulations, or (ii) by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order, to the extent reasonably practicable and legally permissible) and (iii) shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure by the receiving party), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to the Agreement or any confidentiality agreements entered into before the effective date of the Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

§10.3 Privacy.

a. As used herein, “Nonpublic Personal Information” shall include all information about customers and potential customers subject to the protections of Title V of the Gramm-Leach-Bliley Act or any other federal or state laws or regulations relating to or protecting the privacy of customers and/or consumers (the “Privacy Laws”).

b. Each party hereto shall comply with applicable Privacy Laws in connection with the sale and/or servicing of Contracts pursuant to the Agreement. Each party hereto shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Nonpublic Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and (iii) to protect against unauthorized access to or use of Nonpublic Personal Information.

c. Except as otherwise provided herein, no Nonpublic Personal Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under the Agreement or as otherwise required or permitted under the Privacy Laws; or if required by any governmental and “quasi-governmental” authorities, banking, regulatory, self-regulatory and securities regulators or other similar authorities having jurisdiction over such party, pursuant to any applicable state or federal laws, regulatory rules or regulations; or as required by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order, to the extent reasonably practicable and legally permissible).

d. Each party hereto shall inform the other of any violation of this Section by such individual or entity, and the other party hereto shall be entitled to take, or require such party to take, any reasonable measures to mitigate any harm, whether potential or actual, to customers or consumers resulting from any violation of this Section, including, but not limited to, termination of the Agreement.

ARTICLE XI
Indemnification

§11.1 Indemnification of Distributor. The Broker-Dealer and the General Agent, jointly and severally, shall indemnify and hold harmless FLIAC, the Distributor and each person who controls or is associated with FLIAC or the Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing (but excluding the Agents), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon:

a. violation(s) by the Broker-Dealer, the General Agent or an Agent of federal or state laws or regulations, insurance laws or regulations, or any rule or requirement of FINRA or other self-regulatory organization with jurisdiction over the subject matter of this Agreement;

b. any unauthorized use of sales or advertising material (as defined in Section 6.4), any oral or written willful misrepresentations, or any unlawful sales practices concerning the Contracts, FLIAC, the Variable Accounts, or the Trust, by the Broker-Dealer, the General Agent or an Agent;

c. claims by the Agents or other agents or representatives of the General Agent or the Broker-Dealer for commissions or other compensation or remuneration of any type due to the Agents by the General Agent or Broker-Dealer;

d. any action or inaction by any clearing broker or broker furnishing similar services through which the Broker-Dealer or the General Agent processes any transaction pursuant to this Agreement;

e. any failure on the part of the Broker-Dealer, the General Agent or an Agent to submit Premiums or applications for Contracts or accurate and proper instructions of a Contract owner or prospective owner to FLIAC, or to submit the correct amount of a Premium, on a timely basis and in accordance with Sections 4.5 and 4.6 and the rules and procedures of FLIAC.

f. any failure on the part of the Broker-Dealer, the General Agent, or an Agent to deliver Contracts to purchasers thereof on a timely basis in accordance with Section 4.7 and in accordance with the rules and procedures of FLIAC;

g. any breach of fiduciary or similar duty owed by Broker-Dealer, General Agent, or an Agent to a contractholder with respect to the Contract; or

h. any other material breach by the Broker-Dealer or the General Agent of any provision of this Agreement, including, without limitation, Section 5.1.

This indemnification will be in addition to any liability which the Broker-Dealer and the General Agent may otherwise have.

§11.2 Indemnification of Broker-Dealer and General Agent. FLIAC shall indemnify and hold harmless the Broker-Dealer and the General Agent and each person who controls or is associated with the Broker-Dealer or the General Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon a material breach by FLIAC or the Distributor of any provision of this Agreement or violation(s) by Foresters of federal or state laws or regulations, insurance laws or regulations, or any rule or requirement of FINRA or other self-regulatory organization with jurisdiction over the subject matter of this Agreement. This indemnification will be in addition to any liability which FLIAC may otherwise have.

§11.3 Notification and Procedures. After receipt by a party entitled to indemnification ("Indemnified Party") under this Article XI of notice of the commencement of any action or threat of such action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article XI ("Indemnifying Party"), such Indemnified Party will notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so to notify the Indemnifying Party will not relieve it from any liability under this Article XI, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE XII
Miscellaneous

§12.1 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

§12.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

§12.3 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§12.4 Notices. All notices under this Agreement shall be given in writing and addressed as follows:

if to the Distributor:	Foresters Financial Services, Inc. Raritan Plaza I 110 Fieldcrest Avenue Edison, New Jersey 08837 Attention: Legal Department

if to FLIAC:	Foresters Life Insurance and Annuity Company Raritan Plaza 1 P.O. Box 7836 Edison, New Jersey 08818 Attention: Legal Department

if to the Broker-Dealer or the General Agent, to:

Cetera Investment Services LLC
400 First Street S., Suite 300
St. Cloud, Minnesota 56302
Attention: Compliance

or to such other address as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by commercially available overnight mail delivery service, and shall be effective upon delivery.

§12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions.

§12.6 No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

§12.7 Scope of Agreement. All Schedules and Exhibits to this Agreement are part of the Agreement.

§12.8 Arbitration. Any action, dispute or controversy related to, arising under, or in connection with this Agreement shall be subject to arbitration between the parties hereto before the arbitration forum provided by the FINRA and that the situs of any such arbitration shall be in New York City.

ARTICLE XIII
Sales By or Through Banks

§13.1 Applicability of Article: Supplemental Definitions. This Article XIII applies only if the Broker-Dealer or the General Agent distributes Contracts in one or more of the following circumstances (collectively referred to as "Bank-Related Sales"): (i) on the premises of a bank, trust company, savings bank, savings and loan association, thrift, credit union or other institution (a) the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC"), National Credit Union Share Insurance Fund or similar organization; (b) which is chartered, organized, regulated or supervised under the authority of any federal or state bank, thrift, credit union or similar financial institution regulatory agency or authority (collectively, "Banks"); (ii) by means of personal, telephone, mail or other oral or written contacts originating from the premises of a Bank; or (iii) to persons who are referred to the Broker-Dealer or General Agent by a Bank pursuant to a customer list, mailing, Bank employee referrals or otherwise. For purposes of this Article XIII, the term "Bank Regulatory Requirements" shall include (i) the Interagency Statement on Retail Sales of Nondeposit Investment Products (February 14, 1994), issued by the U.S. Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Fed"), the FDIC and the U.S. Office of Thrift Supervision (the "OTS"), as supplemented or amended from time to time, and the Joint Interpretations on the Interagency Statement (September 12, 1995), issued by the OCC, the Fed, the FDIC and the OTS and Credit Union Letter No. 10-FCU-03 issued by the National Credit Union Administration, as supplemented or amended from time to time, including the Retail Nondeposit Investment Products booklet included in the OCC Comptroller’s Handbook announced in OCC Bulletin 2015-2 (January 14, 2015), and (ii) Section 3(a)(4)(B)(i) of the 1934 Act and relevant provisions of Regulation R thereunder applicable to arrangements involving sales by a broker-dealer pursuant to a so-called “networking arrangement”, and any other federal or state laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements which may be administered, adopted, promulgated, enforced or applied with respect to any Bank-Related Sales under this Agreement (regardless of whether any such requirement is of general or specific applicability) by any federal or state bank or financial institution regulatory agency or authority. For purposes of this Article XIII, the term "Variable Product Regulatory Requirements" shall include (i) any applicable federal or state securities laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements or self-regulatory organization rules, orders, notices, bulletins, advisory opinions or memorandum which may be administered, adopted promulgated, enforced or applied with respect to any Bank-Related Sales (regardless of whether any such requirement is of general or specific applicability), including without limitation the SEC's no-action letter cited as Chubb Securities Corporation (avail. Nov. 24, 1993) and FINRA Conduct Rule 3160; and (ii) any applicable state insurance laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements which may be administered, adopted, promulgated, enforced or applied with respect to any Bank-Related Sales (regardless of whether any such requirement is of general or specific applicability) by any state insurance regulatory agency or authority.

§13.2 Conditions for Bank-Related Sales. The authorization to distribute Contracts which is conferred on the Broker-Dealer and the General Agent under Article II shall not include Bank-Related Sales in connection with any Bank unless such activities are conducted under the terms of a written agreement with such Bank, which agreement complies in all respects with applicable Bank Regulatory Requirements and Variable Product Regulatory Requirements and the terms and conditions of this Agreement and to which the Bank, or as applicable, its related service corporations are parties (herein, a "Bank Agreement").

§13.3 Construction With Other Provisions. The provisions of this Article XIII are in addition to the other terms and conditions of this Agreement. In the event of any inconsistency between the provisions of this Article XIII and any other term or condition of this Agreement, the requirements of this Article XIII and not such other term or condition, shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

Foresters Life Insurance and Annuity Company:

Signature

Name and Title

Forester Financial Services, Inc.:

Signature

Name and Title

Cetera Investment Services LLC:

Signature

Name and Title

SCHEDULE 1
CONTRACTS

Below is a list of the Contracts available for solicitation, sale and service under this Agreement:

●	ISP-Choice 15-Pay (“ISPC-15”);
●	ISP-Choice Whole Life (“ISPC-WL”);
●	Interest Sensitive Whole Life (ISWL)

SCHEDULE 2
COMPENSATION SCHEDULE

FLIAC shall pay, as the commissions provided for in the Agreement, the following commissions, based on premiums paid in cash to FLIAC:

LIFE INSURANCE

	TYPE OF POLICY	RATE OF COMMISSION
		Year(s)
		1st	2nd	3rd	4th-10th	11th- 15th	16th & after
	Whole Life	60%	20%	12.5%	7.5%	2%	2%[1]

	Limited Payment Life
	Premiums Payable:
	35 Years and Over	60%	20%	12.5%	7.5%	2%	2%[1]
	19-34 Years	55%	20%	12.5%	7.5%	2%	2%[1]
	14-18 Years	50%	20%	12.5%	7.5%	2%	2%[1]

	Universal Life / Interest Sensitive Whole Life
	On Commissionable Premiums[2] Before 10-1-12	60%	4.5%	4.5%	4.5%	2%[3]	2%[3]
	On Excess Premiums (Applicable to UL only)	2.3%	2%	2%	2%	2%[3]	2%[3]
	Interest Sensitive Whole Life Effective 10-1-12	60%	14.4%	14.4%	4.5%[9]	2.5%[3]	2.5%[3]

	Variable Life
	12 Pay Plan (ISP)	31.25%	5%	5%	5%	5%	NA
	Modified Single Premium Plan	4.28%[4]	0.15%[5]	0.15%[5]	0.15%[5]	0.15%[5]	0.15%[5]
10 Pay Plan (ISPC-10)	Before 10-1-12	31.25%	5%	5%	5%	NA	NA
	Effective 10-1-12	31.25%	8.3%	8.3%	5%[9]	NA	NA
15 Pay Plan (ISPC-15)	Effective 1-29-18	35.00%	9%	9%	5%[9]	2%	NA
20 Pay Plan (ISPC-20)	Before 10-1-12	40.00%	5%	5%	5%	2%[3]	2%[3]
	Effective 10-1-12	40.00%	10%	10%	5%[9]	2%[3]	2%[3]
Paid Up @ 65 Plan (ISPC-65)	Before 10-1-12	50.00%[8]	5%	5%	5%	2%[3]	2%[3]
	Effective 10-1-12	50.00%[8]	16%[10]	16%[10]	5%[9]	2%[3]	2%[3]
Paid Up@100 Plan (ISPC-WL)	Before 10-1-12	60.00%	5%	5%	5%	2%[3]	2%[3]
	Effective 10-1-12	60.00%	16%	16%	5%[9]	2%[3]	2%[3]
	Effective 1-29-18	60.00%	20%	12.5%	7.5%	2%[3]	2%[3]
	VUL On Commissionable Premiums[2]	60.00%	5%	5%	5%	2%[3]	2%[3]
	On Excess Premiums	3.64%	5%	5%	5%	2%[3]	2%[3]

	Twelve Year Level Term Rider	31.25%	5%	5%	5%	5%	NA

	Term Riders (STR-1, CTR-1, LTR-1)	45%	7%	4.5%	4.5%	2%	2%[1]

	Endowment and Retirement Income
	Premiums Payable:
	38 Years and Over	60%	20%	17.5%	7.5%	2%	2%[1]
	28-37 Years	55%	20%	17.5%	7.5%	2%	2%[1]
	23-27 Years	50%	20%	17.5%	7.5%	2%	2%[1]
	20-22 Years	45%	20%	17.5%	7.5%	2%	2%[1]

	Level Term
	1, 4 or 5 Year Renewable Term	45%	15%	10%	7.5%[6]	2%	2%[1]
	10, 15, or 20 Year Plan, LTL-2[7]	45%	7%	4.5%	4.5%	2%	2%[1]
	Term to 70	55%	17.5%	12.5%	7.5%	2%	2%[1]

TYPE OF POLICY	RATE OF COMMISSION
	Year(s)
	1st	2nd	3rd	4th-10th	11th- 15th	16th & after
Decreasing Term
10 Year Plan	45%	15%	10%	7.5%	NA	NA
15 Year Plan	50%	15%	10%	7.5%	2%	NA
20, 25, and 30 Year Plan	55%	15%	10%	7.5%	2%	2%[1]

Cash Settlement Decreasing Term	50%	15%	10%	7.5%	2%	2%[1]

1Service Fees during 16th and later Policy Years, in lieu of commissions. Payable only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.
2For Universal Life/VUL, the Commissionable Premium is the lesser of the premium paid or the Annual Benchmark Premium (Target Premium for VUL). For Interest Sensitive Whole Life, the Commissionable Premium is the contract premium, there are no excess premiums..
3Service Fees during 11th and later Policy Years, in lieu of commissions. Payable only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.
4Percentage of premium payable on Initial and Optional Additional Premiums.
5Percentage of Accumulation Value per annum service fee. Payable only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.
6For 5 Year Renewable Term, the commission percentage in the 6th policy year is 60% of the increase in premium plus 7.5% of the prior year’s premium.
7Commission percentage applies to premium exclusive of policy fee.
8For policies with premium paying periods of 11-20 years, the commission percentage in the first policy year is 40%.
9Year 7 commission is the percentage shown plus 5%.
10For policies with premium paying periods less than 30 years, the commission percentage in the second and third policy years is as follows: 25-29 years - 13%, 20-24 years - 10%, 11-19 years – 8.3%.

Commission Reductions. If commissions to Supervisors or Agents are reduced for any reason, Foresters’ payments to the General Agent will be adjusted in the same proportion. Full commissions are payable on substandard extra premiums except in the following cases for which commissions on the extra premium are not payable during the first policy year, but are payable thereafter:

Temporary flat dollar extras; and
Extra premiums for motor car racing or aviation.

ANNUITIES

Flexible Purchase Payment Deferred Annuity Contract (FPDA-1): 3.50% of initial consideration or any additional consideration. 0.10% of Accumulation Value per annum service fee payable beginning in policy year 2 only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.

Flexible Retirement Annuity: Policy years 11 and up: 1.0% of premium.

Single Premium Retirement Annuity: 2.50% of initial premium or any additional premium.

Single Premium Immediate Annuity (SPIA-1): 2.50% of single premium.

Flexible Purchase Payment Deferred Variable Annuity Contract (FPVA-1): 3.50% of initial consideration or any additional consideration. 0.10% of Accumulation Value per annum service fee payable beginning in policy year 2 only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.

Bonus Deferred Variable Annuity Contract (FPBA-1): 3.50% of initial consideration or any additional consideration. 0.10% of Accumulation Value per annum service fee payable beginning in policy year 6 only if General Agent is still under contract with Foresters as a General Agent and is servicing business in a manner satisfactory to Foresters.

Variable Annuity (other than those specified above): 62.5% of Sales Charge on initial premium or any additional premium. Sales Charge is imputed at 5.25% on Separate Account D Variable Annuity.

Deferred Income Annuities: 3.50% of initial consideration or any additional consideration.

BENEFIT RIDERS

The rate of commission on all riders issued by FLIAC will be the same as the policy to which added if added at the time of issue. If added during the first policy year, first year commissions will be paid but only on the proportionate premium for the remainder of that year, and renewal commissions will be paid for the balance of the period for which renewals are paid on the basic policy. If added after the first policy year, renewal commissions only will be paid for the balance of the period for which renewals are paid on the basic policy.

EXPENSE REIMBURSEMENT ALLOWANCE (“ERA”)

In accordance with and subject to, the provisions of the Agreement, ERA will be paid at the following percentages of first year commissions:

Universal Life/Interest Sensitive Whole Life	53.15%

Variable Life/Variable Annuities
ISPC-10	60.00%
ISPC-15, WL, VUL	65.00%
All Other	67.65%

All Other Life Insurance/Annuities	65.00%